                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549


                                       FORM 8-K



                                    CURRENT REPORT



                          PURSUANT TO SECTION 13 OR 15(D) OF
                         THE SECURITIES EXCHANGE ACT OF 1934


                   Date of Report (Date of earliest event reported)
                         December 2, 1997 (November 17, 1997)


                                 INFORMIX CORPORATION
             -----------------------------------------------------------
                (Exact name of registrant as specified in its charter)



                                       DELAWARE
             -----------------------------------------------------------
                    (State or other jurisdiction of incorporation)

            0-15325                                        94-3011736
---------------------------------             ---------------------------------
    (Commission File Number)                  (IRS Employer Identification No.)


                  4100 Bohannon Drive, Menlo Park, California 94025
             -----------------------------------------------------------
             (Address of principal executive offices)         (Zip Code)

          Registrant's telephone number, including area code (650) 926-6300
                                                             --------------

Item 5. OTHER EVENTS

    On November 17, 1997, Informix Corporation (the "Company") issued 160,000 shares of its Series A-1 Convertible Preferred Stock (the "A-1 Preferred Stock") in cancellation of and exchange for all of the outstanding Series A Convertible Preferred Stock (the "A Preferred Stock") previously issued in connection with a Subscription Agreement dated August 12, 1997 (the "Subscription Agreement") between Fletcher International Limited ("Fletcher") and the Company. The issuance of the A-1 Preferred Stock in exchange for the A Preferred Stock was effected in reliance on the exemption under Section 3(a)(9) of the Securities Act of 1933, as amended.

    The rights and preferences of the A-1 Preferred Stock as set forth in the Certificate of Designation of Series A-1 Convertible Preferred Stock filed with the Delaware Secretary of State on November 17, 1997 (the "Certificate of Designation") and in the Exchange Agreement (as defined below) and Amendment No. 1 (as defined below) are substantially similar to those of the A Preferred Stock with the following principal exceptions:

    (i) Certain mandatory redemption requirements contained in the rights and preferences of the A Preferred Stock have been eliminated in the A-1 Preferred Stock. Those requirements would have obligated the Company to repurchase, at the original purchase price of $250 per share, all outstanding shares of A Preferred Stock in the event of (1) the failure to obtain stockholder approval within 90 days following any date when the number of shares of the Company's common stock issuable or issued upon conversion of the A Preferred Stock would have exceeded 19.9% of the Company's outstanding common stock, and (2) the failure of the Company to have a registration statement required under the Subscription Agreement declared effective within 180 days following the request of the holders of the A Preferred Stock. Under the terms of the exchange, holders of the A-1 Preferred Stock will be entitled to a 15% annual dividend (payable quarterly in cash) upon the occurrence of either of such events, until such default shall have been cured or the shares have been converted or redeemed.

    (ii) In the case of certain acquisition transactions, the Company has the right to redeem at a price of $250 per share, plus any accrued but unpaid dividends, those shares of A-1 Preferred Stock the holders of which have objected to the terms of the acquisition. In the event the Company fails to redeem such shares, such failure will be deemed a default and the Company will be obligated to pay a 15% annual dividend (payable quarterly in cash) on such shares until redeemed or converted.

    (iii) In the event the Company defaults on the payment of any required dividend, the holders of A-1 Preferred Stock will be entitled to elect, voting separately as a class, a number of directors (not less than one) to the Company's Board of Directors such that, following such election, such newly elected directors will represent a percentage of the total members of the Board that most nearly approximates the percentage of ownership of the Company held by the holders of A-1 Preferred Stock (on a fully-diluted basis).

    (iv) The A-1 Preferred Stock continues to be automatically convertible into Common Stock approximately 18 months following the date of first issuance. However, in the event the Company defaults on the payment of a required dividend other than as a result of a failure to redeem in connection with certain acquisitions, the automatic conversion date of the A-1 Preferred Stock will be extended for a one-year period beginning on the date the default is first cured. The automatic conversion date may also be extended for additional periods under other circumstances.

    (v) The termination date of the Warrant granted to Fletcher under the Subscription Agreement has been extended to April 15, 1999.

    The foregoing description is only a summary and is qualified in its entirety by reference to the Exchange Agreement dated as of November 17, 1997 between the Company and Fletcher (the "Exchange Agreement"), Amendment No. 1 to Subscription Agreement dated as of November 17, 1997 between the Company and Fletcher ("Amendment No. 1") and the Certificate of Designation of Series A-1 Convertible Preferred Stock attached to this Current Report as exhibits 10.11, 10.12, and Annex A to exhibit 10.11, respectively.

    In connection with the issuance of the A-1 Preferred Stock in exchange for all outstanding A Preferred Stock and the modification of certain redemption terms described above, the Company will account for the equity investment made by Fletcher in August 1997 under stockholders' equity on the Company's balance sheet. Reference is made to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 25, 1997 for information concerning such investment.

Item 7.  EXHIBITS.

     Exhibit No.         Description
     -----------         -----------
       10.11             Exchange Agreement dated as of November 17, 1997
                         between the Company and Fletcher International
                         Limited

       10.12 Amendment No. 1 to Subscription Agreement dated as of November 17, 1997 between the Company and Fletcher International Limited.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Menlo Park, State of California, on December 2, 1997.





                                       INFORMIX CORPORATION


                                       By: /s/ Jean-Yves Dexmier
                                           --------------------------------
                                            Jean-Yves Dexmier,
                                            Executive Vice President, Chief
                                            Financial Officer and Secretary

                                  INDEX TO EXHIBITS


Exhibit
Number                  Description
-------  ----------------------------------------------------------------------
10.11 Exchange Agreement dated as of November 17, 1997 between the Company and Fletcher International Limited

10.12 Amendment No. 1 to Subscription Agreement dated as of November 17, 1997 between the Company and Fletcher International Limited